Exhibit  (i)(15)



CONSENT OF LEGAL COUNSEL

We hereby consent to your inclusion of references to our firm as legal counsel to the Vintage Mutual Funds, Inc. (the "Funds"), in Post-Effective Amendment #26 under the Securities Act of 1933 on Form N-1A Registration Statement for the Funds and in all subsequent prospectuses and/or other reports related thereto and filed with the Securities and Exchange Commission.




Cline, Williams, Wright, Johnson & Oldfather, LLP
Lincoln, Nebraska
October 18, 2004